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                    Foamex

Press Release       Contact:    Kenneth R. Fuette           Trina Hardiman
                                Foamex International Inc.   Matthew Doering
                                610 859-3081                Gavin Anderson & Co.
                                David E. Bright             212 373-0229
                                212 230-0488


FOR IMMEDIATE RELEASE

                   FOAMEX INTERNATIONAL COMPLETES REFINANCING

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     Tender Offers for Approximately $459.0 Million in Public Debt Completed

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  Company Closes $480.0 Million Bank Facility, With Commitments From 39 Lenders

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   $150.0 Million of Senior Subordinated Notes Placed in the Rule 144A Market

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LINWOOD,  PENNSYLVANIA,  June 13,  1997 - Foamex  International  (NASDAQ:  FMXI)
announced today the completion of several initiatives designed to improve its financial and operating flexibility and to reduce interest expense.

     The Company said that Foamex L.P., its 99%-owned subsidiary, completed tender offers to repurchase outstanding public debt, totaling approximately $459.0 million in aggregate principal.

     All of the outstanding $116.7 million principal amount of the Foamex-JPS Automotive L.P. Senior Secured Discount Debentures due 2004 were tendered and accepted in the tender offer. Foamex L.P. also accepted tenders for the following securities:



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     $99.8  million of its $104.3  million of aggregate  principal of its 9 1/2%
     Senior Secured Notes due 2000;

     $130.1 million of its $135.9 million of aggregate principal of its 11 1/4% Senior Notes due 2002;

     $105.5 million of its $125.8 million of aggregate principal of its 11 7/8% Senior Subordinated Debentures due 2004;

     $6.95 million of its $7.0 million of aggregate principal of its 11 7/8% Senior Subordinated Debentures, Series B due 2004.

     Foamex L.P. also repaid all borrowings under the terms of an existing credit facility which amount to $5.2 million.

     In addition, Foamex L.P. signed a new $480.0 million bank facility with 39 lenders led by The Bank of Nova Scotia and Citicorp USA, Inc. as Co-Agents, which had received commitments exceeding $1.0 billion for this facility. The facility includes a $150.0 million revolver that expires in six years, which can be used to fund working capital needs and future growth.

     Foamex also successfully completed a private placement of $150.0 million principal amount of Foamex L.P. Senior Subordinated Notes in the Rule 144A market. The notes will pay interest semi-annually at a rate of 9 7/8% per annum with a final maturity on June 15, 2007.

     The  proceeds  from  the  private  placement,   along  with  borrowings  of
approximately $350.0 million under the $480.0 million credit facility, were used to fund the repurchase of the public debt,

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repay borrowings under the existing credit facility and pay related fees and expenses.

     Andrea Farace, Foamex's Chairman and Chief Executive Officer, said, "With these steps, we have achieved a milestone in the program initiated 20 months ago to strengthen Foamex's operations and financial flexibility."

     He added that, assuming no material changes in interest rates, the Company estimates the refinancing to result in approximately $4.0 million of reduced interest expense in the second half of 1997. Based on current market conditions Foamex's average interest rate on its debt in the immediate future is expected to be approximately 8 3/4%.

     As previously announced, Foamex said that it expects to take a one-time charge, net of tax, of approximately $45.0 million in the second quarter of 1997 related to the early extinguishment of debt, the write-off of debt issuance costs and additional one-time charges related to other aspects of the refinancing.

     The Company stated that future interest expense, and the ability to realize the expected savings in interest expense, will vary based on several factors, including fluctuation in interest rates in general. In addition, variable rate debt now comprises a larger percentage of the Company's overall indebtedness than in the past, and as a result, future fluctuations in interest rates will have a greater impact on the Company's interest expense than in the past.



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     This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities offered by Foamex L.P. in the private placement. The securities offered by Foamex L.P. in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act of 1933, as amended.

     Foamex is the largest manufacturer and marketer of flexible polyurethane and advanced polymer products in North America. Foamex's quality foams are utilized primarily in four end-markets: carpet cushion and other carpet products; cushioning foams for furniture, bedding, packaging and health care; automotive trim and accessories; and industrial and consumer technical foams, including those for filtration. For more information about Foamex, visit its web site at http://www.foamex.com.

     This news release contains forward-looking statements related to future earnings. Actual results may differ. Cautionary statements regarding forward-looking information may be found in the 1996 Annual Report and Forms 10-K on file with the Securities and Exchange Commission.

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